UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Squarespace, Inc.
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)

85225A107
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85225A107	SCHEDULE 13G	Page 2 of 25

1	NAME OF REPORTING PERSON General Atlantic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 3 of 25

1	NAME OF REPORTING PERSON General Atlantic Partners 93, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,614,442
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,614,442

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,614,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 4 of 25

1	NAME OF REPORTING PERSON General Atlantic Partners 100, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,704,976
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,704,976

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,704,976
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 5 of 25

1	NAME OF REPORTING PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,614,442
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,614,442

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,614,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 6 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 85225A107	SCHEDULE 13G	Page 7 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 85225A107	SCHEDULE 13G	Page 8 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 85225A107	SCHEDULE 13G	Page 9 of 25

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 10 of 25

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 85225A107	SCHEDULE 13G	Page 11 of 25

1	NAME OF REPORTING PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,614,442
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,614,442

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,614,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 85225A107	SCHEDULE 13G	Page 12 of 25

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,319,418
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,319,418

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,319,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 28.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 13 of 25

1	NAME OF REPORTING PERSON General Atlantic (SQRS) LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,614,442
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,614,442

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,614,442
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 14 of 25

1	NAME OF REPORTING PERSON General Atlantic (SQRS II), LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,704,976
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,704,976

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,704,976
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 85225A107	SCHEDULE 13G	Page 15 of 25

Item 1.	(a)	NAME OF ISSUER

Squarespace, Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

225 Varick Street, 12th Floor, New York, New York 10014

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic, L.P. (“GA LP”)

(ii)	General Atlantic Partners 93, L.P. (“GAP 93”);

(iii)	General Atlantic Partners 100, L.P. (“GAP 100”)

(iv)	GAPCO GmbH & Co. KG (“GAPCO GmbH”);

(v)	GAP Coinvestments III, LLC (“GAPCO III”);

(vi)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(vii)	GAP Coinvestments V, LLC (“GAPCO V”);

(viii)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

(ix)	General Atlantic (SPV) GP, LLC (“GA SPV”);

(x)	GAPCO Management GmbH (“GAPCO Management”)

(xi)	General Atlantic GenPar, L.P. (“GA GenPar”)

(xii)	General Atlantic (SQRS) LP (“GA SQRS”)

(xiii)	General Atlantic (SQRS II), LP (“GA SQRS II”)

GAP 93, GAP 100, GAPCO GmbH, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA SQRS and GA SQRS II are collectively referred to as the “GA Funds.”

CUSIP No. 85225A107	SCHEDULE 13G	Page 16 of 25

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address of GA LP, GAP 93, GAP 100, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA SPV, GA GenPar, GA SQRS and GA SQRS II is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The address of GAPCO GmbH and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany.

(c)	CITIZENSHIP

(i)	GA LP - Delaware

(ii)	GAP 93 - Delaware

(iii)	GAP 100 - Delaware

(iv)	GAP GmbH - Germany

(v)	GAPCO III - Delaware

(vi)	GAPCO IV - Delaware

(vii)	GAPCO V - Delaware

(viii)	GAPCO CDA - Delaware

(ix)	GA SPV - Delaware

(x)	GAPCO Management - Germany

(xi)	GA GenPar - Delaware

(xii)	GA SQRS - Delaware

(xiii)	GA SQRS II- Delaware

(d)	TITLE OF CLASS OF SECURITIES

Class A common stock, par value $0.0001 per share (the “Class A common stock”).

(e)	CUSIP NUMBER

85225A107

CUSIP No. 85225A107	SCHEDULE 13G	Page 17 of 25

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP

As of December 31, 2021, the Reporting Persons owned the following number of shares of the Company’s Class A common stock:

(i)	GA LP owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(ii)	GAP 93 owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(iii)	GAP 100 owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock s

(iv)	GAPCO GmbH owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(v)	GAPCO III owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(vi)	GAPCO IV owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(vii)	GAPCO V owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(viii)	GAPCO CDA owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(ix)	GA SPV owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(x)	GAPCO Management owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xi)	GA GenPar owned of record no shares for Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xii)	GA SQRS owned of record 10,614,442 shares of Class A common stock or 11.1% of the issued and outstanding shares of Class A common stock

(xiii)	GA SQRS II owned of record 11,746,631 shares of Class A common stock and owned of record 4,958,345 shares of Class B common stock, par value $0.0001 per share, each convertible at any time at the option of the holder into one share of Class A common stock or 17.5% of the issued and outstanding shares of Class A common stock

CUSIP No. 85225A107	SCHEDULE 13G	Page 18 of 25

GAP 93, GAPCO III, GAPCO IV, GAPCO V, GAPCO GmbH, GAPCO CDA, GA SPV, GA GenPar, GA LP and GAPCO Management share beneficial ownership of the shares of Class A common stock held by GA SQRS. GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and GAP 100 share beneficial ownership of the shares of Class A common stock held by GA SQRS II. The general partner of each of GA SQRS and GA SQRS II is GA SPV. The general partner of GAP 100 and GAP 93 is GA GenPar and the general partner of GA GenPar is GA LP. GA LP, which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”), is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. The general partner of GAPCO GmbH is GAPCO Management. The Management Committee controls the investment and voting decisions of GAPCO Management. By virtue of the foregoing, GAP 93, GAPCO III, GAPCO IV, GAPCO V, GAPCO GmbH, GAPCO CDA, GA SPV, GA GenPar, GA LP and GAPCO Management may be deemed to share voting power and the power to direct the disposition of the shares that GA SQRS owns of record and GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and GAP 100, GA SPV, GA GenPar and GA LP may be deemed to share voting power and the power to direct the disposition of the shares that GA SQRS II owns of record. Each of the members of the Management Committee disclaims ownership of the shares of Class A common stock reported herein except to the extent that he has a pecuniary interest therein. The name, the address and the citizenship of each of the members of the Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Pursuant to a Voting and Support Agreement, dated as of May 10, 2021 (the “Voting and Support Agreement”), among GA SQRS, GA SQRSII (together with each of their respective related parties, “GA”), Anthony Casalena (the “Founder”), the Company and the other individuals and entities from time to time party thereto, the Founder has agreed to certain arrangements with respect to the shares of Class A common stock and Class B common stock held by the Founder and certain entities affiliated with the Founder, including to vote to elect the individual nominated by GA to the Company’s board of directors in accordance with the terms of the Voting and Support Agreement.

By virtue of the Voting and Support Agreement and the obligations and rights thereunder, the Reporting Persons in this Schedule 13G, the Founder and/or certain of their affiliates may be deemed to constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Based on the Company’s prospectus filed under Rule 424(b)(4), filed with the Securities and Exchange Commission on May 19, 2021, such a “group” would be deemed to beneficially own an aggregate of 75,523,503 shares of common stock, or 54.6% of the Company’s outstanding shares of common stock calculated pursuant to Rule 13d-3. The Reporting Persons expressly disclaim the formation of a group and beneficial ownership over any shares of common stock that they may be deemed to beneficially own solely by reason of the Voting and Support Agreement. This Schedule 13G does not reflect any shares of common stock beneficially owned by the Founder.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own the shares of Class A common stock indicated on row (9) on such Reporting Person’s cover page included herein.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 95,447,783 shares of Class A common stock outstanding, consisting of (i) 90,489,438 shares of Class A common stock reported by the Company to be outstanding as of November 11, 2021, as reported on Form 10-Q filed by the Company with the U.S. Securities and Exchange Commission on November 15, 2021 and (ii) 4,958,345 shares of Class A common stock issuable upon conversion of the Class B common stock held by GA SQRS II.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:
(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the shares of Class A common stock as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the shares of Class A common stock as indicated on such Reporting Person’s cover page included herein.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP No. 85225A107	SCHEDULE 13G	Page 19 of 25

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 85225A107	SCHEDULE 13G	Page 20 of 25

Exhibit Index

Exhibit 1:	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 85225A107	SCHEDULE 13G	Page 21 of 25

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 11, 2022

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 93, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 85225A107	SCHEDULE 13G	Page 22 of 25

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO GmbH & CO. KG

By:	GAPCO MANAGEMENT GmbH., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 85225A107	SCHEDULE 13G	Page 23 of 25

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO MANAGEMENT GmbH.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 85225A107	SCHEDULE 13G	Page 24 of 25

GENERAL ATLANTIC GENPAR, L.P.
By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SQRS) LP

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SQRS II), LP

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

SCHEDULE A

Members of the Management Committee (as of the date hereof)

Name	Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martín Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 11, 2022

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 93, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO GmbH & CO. KG

By:	GAPCO MANAGEMENT GmbH., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO MANAGEMENT GmbH.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.
By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SQRS) LP

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SQRS II), LP

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director